UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

(Amendment No.     )*

Criteo S.A.

(Name of Issuer)

Ordinary Shares, €0.025 nominal value per share

(Title of Class of Securities)

226718104

(CUSIP Number)

December 31, 2015

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 226718104		13G

1	Names of Reporting Persons FCPI Allianz Eco Innovation

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization France

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 197,706 (A)

	6	Shared Voting Power 0

	7	Sole Dispositive Power 197,706 (A)

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 197,706

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 0.3%

12	Type of Reporting Person PN(B)

CUSIP No. 226718104		13G

1	Names of Reporting Persons FCPI Allianz Eco Innovation 2

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization France

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 164,644 (A)

	6	Shared Voting Power 0

	7	Sole Dispositive Power 164,644 (A)

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 164,644

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 0.3%

12	Type of Reporting Person PN(B)

CUSIP No. 226718104		13G

1	Names of Reporting Persons FCPI Allianz Eco Innovation 3

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization France

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 79,352 (A)

	6	Shared Voting Power 0

	7	Sole Dispositive Power 79,352 (A)

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 79,352

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 0.1%

12	Type of Reporting Person PN(B)

CUSIP No. 226718104		13G

1	Names of Reporting Persons FCPI Allianz Innovation 6

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization France

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 188,953 (A)

	6	Shared Voting Power 0

	7	Sole Dispositive Power 188,953 (A)

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 188,953

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 0.3%

12	Type of Reporting Person PN(B)

CUSIP No. 226718104		13G

1	Names of Reporting Persons FCPI Allianz Innovation 7

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization France

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 181,400 (A)

	6	Shared Voting Power 0

	7	Sole Dispositive Power 181,400 (A)

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 181,400

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 0.3%

12	Type of Reporting Person PN(B)

CUSIP No. 226718104		13G

1	Names of Reporting Persons FCPI Capital Croissance

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization France

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 596,694 (A)

	6	Shared Voting Power 0

	7	Sole Dispositive Power 596,694 (A)

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 596,694

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 1.0%

12	Type of Reporting Person PN(B)

CUSIP No. 226718104		13G

1	Names of Reporting Persons FCPI Capital Croissance 2

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization France

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 322,104 (A)

	6	Shared Voting Power 0

	7	Sole Dispositive Power 322,104 (A)

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 322,104

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 0.5%

12	Type of Reporting Person PN(B)

CUSIP No. 226718104		13G

1	Names of Reporting Persons FCPI Capital Croissance 4

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization France

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 94,374 (A)

	6	Shared Voting Power 0

	7	Sole Dispositive Power 94,374 (A)

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 94,374

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 0.2%

12	Type of Reporting Person PN(B)

CUSIP No. 226718104		13G

1	Names of Reporting Persons FCPI Capital Croissance n°5

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization France

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 93,716 (A)

	6	Shared Voting Power 0

	7	Sole Dispositive Power 93,716 (A)

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 93,716

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 0.2%

12	Type of Reporting Person PN(B)

CUSIP No. 226718104		13G

1	Names of Reporting Persons FCPI Idinvest Croissance

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization France

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 36,280 (A)

	6	Shared Voting Power 0

	7	Sole Dispositive Power 36,280 (A)

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 36,280

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 0.1%

12	Type of Reporting Person PN(B)

CUSIP No. 226718104		13G

1	Names of Reporting Persons FCPI Idinvest Croissance 2005

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization France

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 213,549 (A)

	6	Shared Voting Power 0

	7	Sole Dispositive Power 213,549 (A)

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 213,549

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 0.3%

12	Type of Reporting Person PN (B)

CUSIP No. 226718104		13G

1	Names of Reporting Persons FCPI Idinvest Flexible 2016

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization France

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 95,500 (A)

	6	Shared Voting Power 0

	7	Sole Dispositive Power 95,500 (A)

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 95,500

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 0.2%

12	Type of Reporting Person PN (B)

CUSIP No. 226718104		13G

1	Names of Reporting Persons FCPI Idinvest Patrimoine

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization France

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 197,134 (A)

	6	Shared Voting Power 0

	7	Sole Dispositive Power 197,134 (A)

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 197,134

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 0.3%

12	Type of Reporting Person PN (B)

CUSIP No. 226718104		13G

1	Names of Reporting Persons FCPI Idinvest Patrimoine 2

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization France

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 123,802 (A)

	6	Shared Voting Power 0

	7	Sole Dispositive Power 123,802 (A)

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 123,802

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 0.2%

12	Type of Reporting Person PN (B)

CUSIP No. 226718104		13G

1	Names of Reporting Persons FCPI La Banque Postale Innovation 11

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization France

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 18,310 (A)

	6	Shared Voting Power 0

	7	Sole Dispositive Power 18,310 (A)

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 18,310

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 0.03%

12	Type of Reporting Person PN (B)

CUSIP No. 226718104		13G

1	Names of Reporting Persons FCPI Poste Innovation 8

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization France

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 53,777 (A)

	6	Shared Voting Power 0

	7	Sole Dispositive Power 53,777 (A)

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 53,777

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 0.1%

12	Type of Reporting Person PN (B)

CUSIP No. 226718104		13G

1	Names of Reporting Persons FCPI Objectif Innovation 3

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization France

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 88,952 (A)

	6	Shared Voting Power 0

	7	Sole Dispositive Power 88,952 (A)

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 88,952

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 0.1%

12	Type of Reporting Person PN (B)

CUSIP No. 226718104		13G

1	Names of Reporting Persons FCPI Objectif Innovation 4

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization France

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 124,532 (A)

	6	Shared Voting Power 0

	7	Sole Dispositive Power 124,532 (A)

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 124,532

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 0.2%

12	Type of Reporting Person PN (B)

CUSIP No. 226718104		13G

1	Names of Reporting Persons FCPI Objectif Innovation 5

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization France

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 59,650 (A)

	6	Shared Voting Power 0

	7	Sole Dispositive Power 59,650 (A)

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 59,650

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 0.1%

12	Type of Reporting Person PN (B)

CUSIP No. 226718104		13G

1	Names of Reporting Persons FCPI Objectif Innovation Patrimoine

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization France

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 529,162 (A)

	6	Shared Voting Power 0

	7	Sole Dispositive Power 529,162 (A)

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 529,162

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 0.9%

12	Type of Reporting Person PN (B)

CUSIP No. 226718104		13G

1	Names of Reporting Persons FCPI Objectif Innovation Patrimoine 2

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization France

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 348,946 (A)

	6	Shared Voting Power 0

	7	Sole Dispositive Power 348,946 (A)

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 348,946

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 0.6%

12	Type of Reporting Person PN (B)

CUSIP No. 226718104		13G

1	Names of Reporting Persons FCPI Objectif Innovation Patrimoine 4

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization France

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 133,572 (A)

	6	Shared Voting Power 0

	7	Sole Dispositive Power 133,572 (A)

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 133,572

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 0.2%

12	Type of Reporting Person PN (B)

CUSIP No. 226718104		13G

1	Names of Reporting Persons FCPI Objectif Innovation Patrimoine n°5

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization France

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 106,196 (A)

	6	Shared Voting Power 0

	7	Sole Dispositive Power 106,196 (A)

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 106,196

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 0.2%

12	Type of Reporting Person PN (B)

CUSIP No. 226718104		13G

1	Names of Reporting Persons FCPI Stratégie PME 2011

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization France

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 24,390 (A)

	6	Shared Voting Power 0

	7	Sole Dispositive Power 24,390 (A)

	8	Shared Dispositive Power 0

9	Aggregate Amount Beneficially Owned by Each Reporting Person 24,390

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 0.04%

12	Type of Reporting Person PN (B)

CUSIP No. 226718104		13G

1	Names of Reporting Persons Idinvest Partners

2	Check the Appropriate Box if a Member of a Group
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization France

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power 0

	6	Shared Voting Power 4,072,695 (A)

	7	Sole Dispositive Power 0

	8	Shared Dispositive Power 4,072,695 (A)

9	Aggregate Amount Beneficially Owned by Each Reporting Person 4,072,695

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 6.52%

12	Type of Reporting Person CO (Non US)

CUSIP No. 226718104	13G

Item 1.
(a)	Name of Issuer: Criteo S.A.
(b)	Address of Issuer’s Principal Executive Offices: 32 Rue Blanche 75009 Paris, France

Item 2.
(a)

Name of Persons Filing:
(i) FCPI Allianz Eco Innovation

(ii) FCPI Allianz Eco Innovation 2

(iii) FCPI Allianz Eco Innovation 3

(iv) FCPI Allianz Innovation 6

(v) FCPI Allianz Innovation 7

(vi) FCPI Capital Croissance

(vii) FCPI Capital Croissance 2

(viii) FCPI Capital Croissance 4

(ix) FCPI Capital Croissance n°5

(x) FCPI Idinvest Croissance

(xi) FCPI Idinvest Croissance 2005

(xii) FCPI Idinvest Flexible 2016

(xiii) FCPI Idinvest Patrimoine

(xiv) FCPI Idinvest Patrimoine 2

(xv) FCPI La Banque Postale Innovation 11

(xvi) FCPI Poste Innovation 8

(xvii) FCPI Objectif Innovation 3

(xviii) FCPI Objectif Innovation 4

(xix) FCPI Objectif Innovation 5

(xx) FCPI Objectif Innovation Patrimoine

(xxi) FCPI Objectif Innovation Patrimoine 2

(xxii) FCPI Objectif Innovation Patrimoine 4

(xxiii) FCPI Objectif Innovation Patrimoine n°5

(xxiv) FCPI Stratégie PME 2011

(xxv) Idinvest Partners

(b)

Address of Principal Business Office:
(i) c/o Idinvest Partners, 117, Avenue des Champs Elysées, 75008 Paris

(ii) c/o Idinvest Partners, 117, Avenue des Champs Elysées, 75008 Paris

(iii) c/o Idinvest Partners, 117, Avenue des Champs Elysées, 75008 Paris

(iv) c/o Idinvest Partners, 117, Avenue des Champs Elysées, 75008 Paris

(v) c/o Idinvest Partners, 117, Avenue des Champs Elysées, 75008 Paris

CUSIP No. 226718104	13G

(vi) c/o Idinvest Partners, 117, Avenue des Champs Elysées, 75008 Paris

(vii) c/o Idinvest Partners, 117, Avenue des Champs Elysées, 75008 Paris

(viii) c/o Idinvest Partners, 117, Avenue des Champs Elysées, 75008 Paris

(ix) c/o Idinvest Partners, 117, Avenue des Champs Elysées, 75008 Paris

(x) c/o Idinvest Partners, 117, Avenue des Champs Elysées, 75008 Paris

(xi) c/o Idinvest Partners, 117, Avenue des Champs Elysées, 75008 Paris

(xii) c/o Idinvest Partners, 117, Avenue des Champs Elysées, 75008 Paris

(xiii) c/o Idinvest Partners, 117, Avenue des Champs Elysées, 75008 Paris

(xiv) c/o Idinvest Partners, 117, Avenue des Champs Elysées, 75008 Paris

(xv) c/o Idinvest Partners, 117, Avenue des Champs Elysées, 75008 Paris

(xvi) c/o Idinvest Partners, 117, Avenue des Champs Elysées, 75008 Paris

(xvii) c/o Idinvest Partners, 117, Avenue des Champs Elysées, 75008 Paris

(xviii) c/o Idinvest Partners, 117, Avenue des Champs Elysées, 75008 Paris

(xix) c/o Idinvest Partners, 117, Avenue des Champs Elysées, 75008 Paris

(xx) c/o Idinvest Partners, 117, Avenue des Champs Elysées, 75008 Paris

(xxi) c/o Idinvest Partners, 117, Avenue des Champs Elysées, 75008 Paris

(xxii) c/o Idinvest Partners, 117, Avenue des Champs Elysées, 75008 Paris

(xxiii) c/o Idinvest Partners, 117, Avenue des Champs Elysées, 75008 Paris

(xxiv) c/o Idinvest Partners, 117, Avenue des Champs Elysées, 75008 Paris

(xxv) c/o Idinvest Partners, 117, Avenue des Champs Elysées, 75008 Paris

(c)	Citizenship: (i) France (ii) France (iii) France (iv) France

CUSIP No. 226718104	13G

(v) France

(vi) France

(vii) France

(viii) France

(ix) France

(x) France

(xi) France

(xii) France

(xiii) France

(xiv) France

(xv) France

(xvi) France

(xvii) France

(xviii) France

(xix) France

(xx) France

(xxi) France

(xxii) France

(xxiii) France

(xxiv) France

(xxv) France

(d)	Title of Class of Securities: Ordinary shares, €0.025 nominal value per share
(e)	CUSIP Number: 226718104

CUSIP No. 226718104			13G

Item 3.	If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
	(a)	☐	Broker or dealer registered under Section 15 of the Act.
	(b)	☐	Bank as defined in section 3(a)(6) of the Act.
	(c)	☐	Insurance company as defined in section 3(a)(19) of the Act.
	(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940.
	(e)	☐	An investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E).
	(f)	☐	An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F).
	(g)	☐	A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G).
	(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act.
	(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940.
	(j)	☐	A non-U.S. institution in accordance with Section 240.13d–1(b)(1)(ii)(J).
	(k)	☐	Group, in accordance with Section 240.13d–1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with Section 240.13d-1 (b)(1)(ii)(J), please specify the type of institution:

CUSIP No. 226718104	13G

Item 4.	Ownership.

The information requested hereinafter is set forth in items 5 through 9 and 11 of the cover pages to this Schedule 13G. Ownership is stated as of December 31, 2015 and the ownership percentages are based on 62,470,881 ordinary shares outstanding as of December 31st, 2015.

(A) FCPI Allianz Eco Innovation is the record owner of 197,706 ordinary shares, FCPI Allianz Eco Innovation 2 is the record owner of 164,644 ordinary shares, FCPI Allianz Eco Innovation 3 is the record owner of 79,352 ordinary shares, FCPI Allianz Innovation 6 is the record owner of 188,953 shares, FCPI Allianz Innovation 7 is the record owner of 181,400 ordinary shares, FCPI Capital Croissance is the record owner of 596,694 ordinary shares, FCPI Capital Croissance 2 is the record owner of 322,104 ordinary shares, Capital Croissance 4 is the record owner of 94,374 ordinary shares, FCPI Capital Croissance n°5 is the record owner of 93,716 ordinary shares, FCPI Idinvest Croissance is the record owner of 36,280 ordinary shares, FCPI Idinvest Croissance 2005 is the record owner of 213,549 ordinary shares, FCPI Idinvest Flexible 2016 is the record owner of 95,500 ordinary shares, FCPI Idinvest Patrimoine is the record owner of 197,134 ordinary shares, FCPI Idinvest Patrimoine 2 is the record owner of 123,802 ordinary shares, FCPI La Banque Postale Innovation 11 is the record owner of 18,310 ordinary shares, FCPI Poste Innovation 8 is the record owner of 53,777 ordinary shares, FCPI Objectif Innovation 3 is the record owner of 88,952 ordinary shares, FCPI Objectif Innovation 4 is the record owner of 124,532 ordinary shares, FCPI Objectif Innovation 5 is the record owner of 59,650 ordinary shares, FCPI Objectif Innovation Patrimoine is the record owner of 529,162 ordinary shares, FCPI Objectif Innovation Patrimoine 2 is the record owner of 348,946 ordinary shares, FCPI Objectif Innovation Patrimoine 4 is the record owner of 133,572 ordinary shares, FCPI Objectif Innovation Patrimoine n°5 is the record owner of 106,196 ordinary shares and FCPI Stratégie PME 2011 is the record owner of 24,390 ordinary shares (collectively, the “Funds”). As the management company of the Funds, Idinvest Partners may be deemed to have shared dispositive power and shared voting power over all of the shares owned by the Funds.

CUSIP No. 226718104	13G

51% of Idinvest Partners’ share capital is held by ADFI3 and all of the share capital of ADFI3 is held by IDI, a French company listed on Euronext Paris. All powers with respect to the voting and disposition of the ordinary shares owned by the Funds and managed by Idinvest Partners are maintained by an investment committee of Idinvest Partners. Because of the powers vested in the investment committee and its composition, neither ADFI3 nor IDI are able to exercise control over the composition of, or decisions made by the investment committee and, as a result, such persons are not able to control voting, investment or disposition decisions concerning the shares owned by the Funds.

(B) The reporting person is a fund specialized in venture capital (Fonds Commun de Placements dans l’Innovation) without legal personality.

CUSIP No. 226718104	13G

Item 5.	Ownership of Five Percent or Less of a Class:
Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person:
Not applicable.

Item 7.	Identification and Classification of Subsidiaries Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.
Not applicable.

Item 8.	Identification and Classification of Members of the Group.
See Exhibit 2.

Item 9.	Notice of Dissolution of Group.
Not applicable.

CUSIP No. 226718104	13G

Item 10.	Certification:

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 10, 2016

FCPI ALLIANZ ECO INNOVATION
FCPI ALLIANZ ECO INNOVATION 2
FCPI ALLIANZ ECO INNOVATION 3
FCPI ALLIANZ INNOVATION 6
FCPI ALLIANZ INNOVATION 7
FCPI CAPITAL CROISSANCE
FCPI CAPITAL CROISSANCE 2
FCPI CAPITAL CROISSANCE 4
FCPI CAPITAL CROISSANCE N°5
FCPI IDINVEST CROISSANCE
FCPI IDINVEST CROISSANCE 2005
FCPI IDINVEST FLEXIBLE 2016
FCPI IDINVEST PATRIMOINE
FCPI IDINVEST PATRIMOINE 2
FCPI LA BANQUE POSTALE INNOVATION 11
FCPI POSTE INNOVATION 8
FCPI OBJECTIF INNOVATION 3
FCPI OBJECTIF INNOVATION 4
FCPI OBJECTIF INNOVATION 5
FCPI OBJECTIF INNOVATION PATRIMOINE
FCPI OBJECTIF INNOVATION PATRIMOINE 2
FCPI OBJECTIF INNOVATION PATRIMOINE 4
FCPI OBJECTIF INNOVATION PATRIMOINE N°5
FCPI STRATÉGIE PME 2011

Each by Idinvest Partners, its management company, represented by:

/s/ Benoist GROSSMANN
Name: Benoist GROSSMANN
Title: Managing Partner

IDINVEST PARTNERS

By:	/s/ Benoist GROSSMANN
Name: Benoist GROSSMANN
Title: Managing Partner

CUSIP No. 226718104	13G

Exhibit 1

AGREEMENT

Each of the undersigned, pursuant to Rule 13d-1(k)(l) under the Act, hereby agrees and acknowledges that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of the shares of Common Stock and the information required by this Schedule 13G, to which this Agreement is attached as an exhibit, is filed on behalf of each of them.  The undersigned further agree that any further amendments or supplements thereto shall also be filed on behalf of each of them.

Date: February 10, 2016
FCPI ALLIANZ ECO INNOVATION
FCPI ALLIANZ ECO INNOVATION 2
FCPI ALLIANZ ECO INNOVATION 3
FCPI ALLIANZ INNOVATION 6
FCPI ALLIANZ INNOVATION 7
FCPI CAPITAL CROISSANCE
FCPI CAPITAL CROISSANCE 2
FCPI CAPITAL CROISSANCE 4
FCPI CAPITAL CROISSANCE N°5
FCPI IDINVEST CROISSANCE
FCPI IDINVEST CROISSANCE 2005
FCPI IDINVEST FLEXIBLE 2016
FCPI IDINVEST PATRIMOINE
FCPI IDINVEST PATRIMOINE 2
FCPI LA BANQUE POSTALE INNOVATION 11
FCPI POSTE INNOVATION 8
FCPI OBJECTIF INNOVATION 3
FCPI OBJECTIF INNOVATION 4
FCPI OBJECTIF INNOVATION 5
FCPI OBJECTIF INNOVATION PATRIMOINE
FCPI OBJECTIF INNOVATION PATRIMOINE 2
FCPI OBJECTIF INNOVATION PATRIMOINE 4
FCPI OBJECTIF INNOVATION PATRIMOINE N°5
FCPI STRATÉGIE PME 2011

Each by Idinvest Partners, its management company, represented by:

/s/ Benoist GROSSMANN
Name: Benoist GROSSMANN
Title: Managing Partner

IDINVEST PARTNERS

By:	/s/ Benoist GROSSMANN
Name: Benoist GROSSMANN
Title: Managing Partner

CUSIP No. 226718104	13G

Exhibit 2

IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THIS GROUP

FCPI Allianz Eco Innovation, FCPI Allianz Eco Innovation 2, FCPI Allianz Eco Innovation 3, FCPI Allianz Innovation 6, FCPI Allianz Innovation 7, FCPI Capital Croissance, FCPI Capital Croissance 2, FCPI Capital Croissance 4, FCPI Capital Croissance n°5, FCPI Idinvest Croissance, FCPI Idinvest Croissance 2005, FCPI Idinvest Flexible 2016, FCPI Idinvest Patrimoine, FCPI Idinvest Patrimoine 2, FCPI La Banque Postale Innovation 11, FCPI Poste Innovation 8, FCPI Objectif Innovation 3, FCPI Objectif Innovation 4, FCPI Objectif Innovation 5, FCPI Objectif Innovation Patrimoine, FCPI Objectif Innovation Patrimoine 2, FCPI Objectif Innovation Patrimoine 4, FCPI Objectif Innovation Patrimoine n°5, FCPI Stratégie PME 2011 and Idinvest Partners are filing this statement on Schedule 13G as a group.

FCPI Allianz Eco Innovation is a fund specialized in venture capital (Fonds Commun de Placements pour l’Innovation). Its management company is Idinvest Partners.

FCPI Allianz Eco Innovation 2 is a fund specialized in venture capital (Fonds Commun de Placements dans l’Innovation) without legal personality. Its management company is Idinvest Partners.

FCPI Allianz Eco Innovation 3 is a fund specialized in venture capital (Fonds Commun de Placements dans l’Innovation) without legal personality. Its management company is Idinvest Partners.

FCPI Allianz Innovation 6 is a fund specialized in venture capital (Fonds Commun de Placements dans l’Innovation) without legal personality. Its management company is Idinvest Partners.

FCPI Allianz Innovation 7 is a fund specialized in venture capital (Fonds Commun de Placements dans l’Innovation) without legal personality. Its management company is Idinvest Partners.

FCPI Capital Croissance is a fund specialized in venture capital (Fonds Commun de Placements dans l’Innovation) without legal personality. Its management company is Idinvest Partners.

FCPI Capital Croissance 2 is a fund specialized in venture capital (Fonds Commun de Placements dans l’Innovation) without legal personality. Its management company is Idinvest Partners.

FCPI Capital Croissance 4 is a fund specialized in venture capital (Fonds Commun de Placements dans l’Innovation) without legal personality. Its management company is Idinvest Partners.

FCPI Capital Croissance n°5 is a fund specialized in venture capital (Fonds Commun de Placements dans l’Innovation) without legal personality. Its management company is Idinvest Partners.

FCPI Idinvest Croissance is a fund specialized in venture capital (Fonds Commun de Placements dans l’Innovation) without legal personality. Its management company is Idinvest Partners.

FCPI Idinvest Croissance 2005 is a fund specialized in venture capital (Fonds Commun de Placements dans l’Innovation) without legal personality. Its management company is Idinvest Partners.

FCPI Idinvest Flexible 2016 is a fund specialized in venture capital (Fonds Commun de Placements dans l’Innovation) without legal personality. Its management company is Idinvest Partners.

FCPI Idinvest Patrimoine is a fund specialized in venture capital (Fonds Commun de Placements dans l’Innovation) without legal personality. Its management company is Idinvest Partners.

CUSIP No. 226718104	13G

FCPI Idinvest Patrimoine 2 is a fund specialized in venture capital (Fonds Commun de Placements dans l’Innovation) without legal personality. Its management company is Idinvest Partners.

FCPI La Banque Postale Innovation 11 is a fund specialized in venture capital (Fonds Commun de Placements dans l’Innovation) without legal personality. Its management company is Idinvest Partners.

FCPI Poste Innovation 8 is a fund specialized in venture capital (Fonds Commun de Placements à Risques) without legal personality. Its management company is Idinvest Partners.

FCPI Objectif Innovation 3 is a fund specialized in venture capital (Fonds Commun de Placements dans l’Innovation) without legal personality. Its management company is Idinvest Partners.

FCPI Objectif Innovation 4 is a fund specialized in venture capital (Fonds Commun de Placements dans l’Innovation) without legal personality. Its management company is Idinvest Partners.

FCPI Objectif Innovation 5 is a fund specialized in venture capital (Fonds Commun de Placements dans l’Innovation) without legal personality. Its management company is Idinvest Partners.

FCPI Objectif Innovation Patrimoine is a fund specialized in venture capital (Fonds Commun de Placements dans l’Innovation) without legal personality. Its management company is Idinvest Partners.

FCPI Objectif Innovation Patrimoine 2 is a fund specialized in venture capital (Fonds Commun de Placements dans l’Innovation) without legal personality. Its management company is Idinvest Partners.

FCPI Objectif Innovation Patrimoine 4 is a fund specialized in venture capital (Fonds Commun de Placements dans l’Innovation) without legal personality. Its management company is Idinvest Partners.

FCPI Objectif Innovation Patrimoine n°5 is a fund specialized in venture capital (Fonds Commun de Placements dans l’Innovation) without legal personality. Its management company is Idinvest Partners.

FCPI Stratégie PME 2011 is a fund specialized in venture capital (Fonds Commun de Placements dans l’Innovation) without legal personality. Its management company is Idinvest Partners.